April 27, 2011

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Re:       T. Rowe Price Fixed Income Series, Inc.

            File Nos. 33-52749,  811-7153

            Post-Effective Amendment No. 23

Commissioners:

We are counsel to the above-referenced registrant, which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/ Margery K. Neale

Margery K. Neale